Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

FOR IMMEDIATE RELEASE
Muriel Lange                                              Anthony DeFazio
Investor Relations                                        Media Relations
(215) 887-2280 (X3620)                                    (215) 887-2280 (X2919)
Email: mlange@afrt.com                                    adefazio@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2005 SECOND QUARTER RESULTS

JENKINTOWN, Pa., July 28, 2005 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the second quarter ended June 30, 2005.

Highlights

o Revenues increased 87% to $133.2 million in the second quarter of 2005 from $71.1 million in the second quarter of 2004. Year to date revenues increased 94% to $259.1 million.

o In the second quarter of 2005, the Company reported AFFO of $30.5 million. AFFO would have been $32.0 million, which is comparable to the same period a year ago, had the Company not recognized $1.5 million in cash severance costs related to management changes. AFFO for the period was derived primarily from core real estate operations when compared to the comparable period in 2004 which included $4.1 million of additional gains on property sales and $3.0 million in additional straight line fee income.

o In the second quarter of 2005, AFR acquired 158 properties (41 bank branches and 117 office buildings), containing an aggregate of approximately 4.2 million square feet, for a total aggregate purchase price of approximately $281.1 million. Year to date acquisitions total 178 properties comprising an aggregate of approximately 5.1 million square feet with a total purchase price of approximately $415.8 million. Additionally, in July 2005, the Company acquired an HSBC credit card operations center of about 158,000 square feet, for approximately $24.5 million, bringing total 2005 acquisitions to $440.3 million as of the date of this press release.

o In the quarter ended June 30, 2005, AFR sold 24 non-core properties, and disposed of one leasehold interest, aggregating approximately 635,000 square feet, for net proceeds of approximately $24.7 million. This disposition resulted in a net gain on sale of $1.8 million (net of impairments and income taxes). Approximately 319,000 square feet or 50% of the disposed space was vacant or soon to be vacant at the time of sale. For the six months ended June 30, 2005, the Company disposed of over 1.4 million square feet in non-core properties for net proceeds of approximately $57.7 million and recognized gains (net of property impairments and income taxes) of approximately $3.8 million.

o In the second quarter, the Company completed a public offering of 16,750,000 common shares of beneficial interest underwritten by Banc of America Securities LLC, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. Net proceeds from this offering were $242.6 million and were used in part in the completion of the proposed acquisitions, four of which closed in, or subsequent to the quarter ended June 30, 2005. The equity from the offering proceeds used to fund these transactions totaled $194.8 million.

o MG&A as a percentage of total revenues decreased over 400 basis points to 6.3% in the second quarter of 2005 from 10.7% in the second quarter of 2004. This decrease is largely attributable to the increase in rental income and operating expense reimbursements.

o AFR signed three new Formulated Price Contracts ("FPCs") with banking institutions, and now has in place a total of 14 FPCs, including contracts with three of the six largest depositary institutions in the United States.

o AFR completed approximately 228,000 square feet of new leasing during the quarter. The average annual rent per square foot of the new leases was $15.28, and the average tenant improvement allowance was $1.89 per square foot based on an average weighted lease term of 4.5 years.

o AFR declared a quarterly dividend for shareholders of beneficial interest of $0.27 per share for the second quarter of 2005. The dividend was paid on July 15, 2005 to shareholders of record on July 4, 2005. At the same time, the Company's Operating Partnership paid a distribution of $0.27 per unit to OP unitholders.

2005 Second Quarter Results

For the quarter ended June 30, 2005, the Company reported funds from operations, computed in accordance with the definition of the National Association of Real Estate Investment Trusts ("NAREIT FFO") of $10.9 million, or $0.09 per diluted share, on total revenues of $133.2 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately 124.1 million for the second quarter. NAREIT FFO is defined as net income (loss) before minority interest, in our operating partnership (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and gains (or losses) from sales of property, less any impairments of asset values at cost (unrealized loss), plus real estate related depreciation and amortization (excluding amortization of deferred costs) and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates FFO pursuant to an alternative definition that includes both gains and losses resulting from, and impairments taken in anticipation of, the sale of real estate property. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of its business model and that gains (and losses) from property sales, as well as impairments taken in anticipation of such sales, demonstrate (in part) the Company's execution of its business model. The Company also believes that an inclusive presentation of gains, losses and impairments in FFO more accurately reflects the Company's


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

overall performance. The Company's definition of FFO differs from NAREIT FFO only with respect to its treatment of gains and losses from property sales. Based on the Company's definition, FFO was $12.9 million, or $0.10 per share, in the second quarter of 2005.

The Company reported adjusted funds from operations ("AFFO") of $30.5 million for the second quarter 2005. The Company calculates AFFO by subtracting from or adding to FFO (i) non-real estate related depreciation and amortization, (ii) amortized portion of capital expenditures that were amortized during the period (e.g., leasing commissions and tenant improvement allowances), (iii) straightlining of rents and fee income, and (iv) amortization of various deferred costs. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see "Non-GAAP Financial Measures" below for a further description of the Company's use of NAREIT FFO, FFO and AFFO.

The Company reported a net loss for the second quarter of $25.2 million, or $(0.21) per share, as compared to a net loss of $1.7 million, or $(0.02) per share, in the second quarter of 2004. The Company's net losses are largely attributable to non-cash depreciation and amortization charges on real estate investments within continuing operations, which totaled $42.3 million for the second quarter of 2005.

"We are very pleased to report continued progress through the successful execution of our strategic business plan," said Nicholas S. Schorsch, president and chief executive officer. "The capital raised last quarter is being deployed as we envisioned, for the purpose of funding acquisitions. We continue to focus on disposition of non-core properties with high vacancy. At the same time we are developing new relationships with key financial institutions and adding core operating properties from our existing customers," continued Mr. Schorsch. "As regards our joint venture initiative, we have arrived at an agreement in principal regarding its structure, and are evaluating with our proposed partner various opportunities in our portfolio. We expect the partnership, when finalized, will have one or two projects underway by year end. Longer term, we expect this vehicle to provide an opportunity for the redevelopment of up to $1 billion in real estate assets over a 3 to 5 year period," concluded Mr. Schorsch.

2005 Second Quarter Acquisitions

The Company acquired 158 properties, aggregating 4.2 million square feet, in the second quarter of 2005, for a gross purchase price (including transaction-related expenses) of approximately $281.1 million. The following is a recap of press releases issued in relation to the Company's second quarter 2005 acquisitions:

o San Francisco, California, and Philadelphia, Pennsylvania. During the quarter ended June 30, 2005, the Company acquired in separate transactions an office property in San Francisco and a majority ownership interest in an office property in Philadelphia, for a gross purchase price (including transaction costs) of approximately $103.1 million. The two properties aggregate approximately 442,000 square feet and were 100% and 94% leased, respectively, at the time of acquisition. The San Francisco property is 100% leased by Wells Fargo Bank, N.A., and represents the Company's first transaction involving Wells Fargo. The primary tenants in the


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

      Philadelphia property are Citizens Bank of Pennsylvania, which occupies 34% of the available space, along with a major government tenant.

o Bank of Oklahoma ("BOK") Plaza, Oklahoma City, Oklahoma. In late May, 2005, the Company completed the acquisition of an approximately 234,000 square foot, Class "A" office building in Oklahoma City, Oklahoma. The
      19-story property includes a five-level on-site parking garage. The Company acquired the property from BOK Plaza Associates, LLC for an aggregate cash purchase price of approximately $20.3 million, including transaction related expenses, and is exploring long-term financing arrangements for the property.

o Charter One Bank Portfolio. In June, 2005, the Company completed the acquisition of a portfolio of 33 properties from Charter One Bank, N.A., a subsidiary of Citizens Financial Group, Inc. The Company's purchase price for the portfolio was approximately $38.4 million, including transaction related expenses. The portfolio composition includes bank branches and small office buildings which Charter One Bank and Citizens Bank will continue to lease.

o Regions Financial Corporation Portfolio. In June, 2005, the Company completed the acquisition of 109 properties from Regions Financial Corporation and certain affiliates. The Company acquired the portfolio for a purchase price of approximately $111.6 million, including transaction-related expenses. Regions Bank will lease back from the Company approximately 1.0 million square feet, or 34%, of the approximately 3.0 million square feet for a term of 15 years.

o Formulated Price Contracts. During the quarter ended June 30, AFR completed the acquisition of thirteen bank branches under Formulated Price Contracts totaling approximately $7.7 million.

Subsequent Acquisitions

In July, 2005, AFR completed the acquisition of a credit card operations center in Sioux Falls, South Dakota. The 158,000 square foot property is leased to a subsidiary of HSBC Holdings, plc on an effective net lease basis through November 2013. The property was acquired for a gross purchase price of $24.5 million (including transaction-related expenses) including the assumption of $15.8 million in secured debt at a fixed interest rate of 6.55%.

Proposed Acquisitions

In addition to the uncompleted previously announced proposed acquisitions, the Company is currently under contract to acquire a property that is 100% occupied on a long-term net lease basis by an institution rated `A' by Standard & Poor's. The transaction is expected to close during the third quarter of 2005. The Company will finance the transactions with a long term mortgage financing commitment and from funds generated from its recent equity offering.

The Company's contracts to acquire its proposed acquisitions are subject to various closing conditions, including the satisfactory completion of the Company's due diligence


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

investigation. There can also be no assurance as to the timing of the closing of any or all of such acquisitions.

2005 Dispositions

In the second quarter of 2005, the Company sold 24 non-core properties and disposed of one leasehold interest, aggregating 635,000 square feet, for net proceeds of $24.7 million. The sales included approximately 319,000 square feet (or approximately 50%) of actual or expected near-term vacancy.

The Company sold a total of 67 properties and disposed of 4 leasehold interests, aggregating approximately 1.4 million square feet, in the first half of 2005, for net proceeds of approximately $57.7 million. In aggregate, the total properties disposed of included approximately 925,000 square feet (or 67%) of actual or expected near-term vacancy.

The Company reported a net loss from discontinued operations of $0.7 million in the second quarter of 2005. This loss included approximately (i) $0.1 million in property impairments, (ii) $0.1 million in interest costs and operating income on properties sold, and (iii) $0.6 million in operating losses and interest costs on properties that remained `held for sale' as of June 30, 2005. The net loss from discontinued operations also included approximately $0.1 million in non-cash depreciation charges.

In connection with properties sold in the second quarter of 2005, the Company recognized net gains (net of impairments and income taxes) of approximately $1.8 million.

"In the second quarter we met our expectations for an orderly, rapid disposition of non-core properties," said Glenn Blumenthal, chief operating officer at American Financial. "We expect to dispose of approximately 990,000 square feet of the newly acquired Regions portfolio and to complete several additional dispositions in the current quarter. We expect to achieve our stated target of between $8 million and $10 million in net gains by the end of 2005, as planned," continued Blumenthal. "This is a critical element of our acquisition strategy, because it allows us the flexibility to acquire property portfolios that include vacant and short-term lease space from our core customers. It also demonstrates our ability to quickly recycle capital for ongoing deployment into new investments," he said.

Formulated Price Contracts

In the second quarter of 2005, AFR signed three new Formulated Price Contracts (i.e., bank branch acquisition contracts) with local, regional and national banking institutions. AFR now has in place FPCs with 14 banking institutions, including contracts with three of the six largest depositary institutions in the United States.

Mr. Schorsch stated, "As anticipated, we have continued to grow our bank branch portfolio through an expansion of our FPC relationships during and subsequent to the second quarter. In July 2005, the Company received notice of a new multi-state acquisition of bank branches pursuant to our existing FPC with Bank of America. American Financial remains committed to Formulated Price Contracts, which provide the


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

Company  core  bank  branches  at  appraisal-based   prices  and  with  numerous
disposition options."

Portfolio and Tenant Overview

As of June 30, 2005, the Company owned or held leasehold interests in 1,066 properties located in 38 states and Washington, D.C. The portfolio consisted of 579 bank branches and 487 office buildings, containing an aggregate of approximately 36.5 million square feet. The portfolio statistics below include 100% of the two properties (State Street Financial Center and 123 South Broad Street) owned by the Company in joint ventures. Similarly, these joint ventures are reported on a consolidated basis for GAAP accounting purposes.

As of June 30, 2005, 87.0% of the Company's base rent, or base revenue, was derived from financial institutions, and 85.0% was derived from tenants with credit ratings of "A-" or better as reported by Standard & Poor's. Additionally, approximately 82.8% of the Company's base rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio as of June 30, 2005, with comparisons to the portfolio as of March 31, 2005:

--------------------------------------------------------------------------------
                                                As of             As of
                                              June 30,          March 31,
                                                2005               2005
--------------------------------------------------------------------------------
Number of Properties                            1,066              933
--------------------------------------------------------------------------------
-- Branches                                      579               549
--------------------------------------------------------------------------------
-- Office Buildings                              487               384
--------------------------------------------------------------------------------
Number of States                               38 & DC           34 & DC
--------------------------------------------------------------------------------
Total Square Feet                            36,460,094         32,860,435
--------------------------------------------------------------------------------
-- Branches                                   4,422,202         4,129,868
--------------------------------------------------------------------------------
-- Office Buildings                          32,037,892         28,730,567
--------------------------------------------------------------------------------
Overall Occupancy                               87.7%             88.3%
--------------------------------------------------------------------------------
-- Branches                                     81.7%             84.4%
--------------------------------------------------------------------------------
-- Office Buildings                             88.5%             88.8%
--------------------------------------------------------------------------------
% Rent from Financial Institutions              87.0%             88.1%
--------------------------------------------------------------------------------
% Rent from "A" Rated Tenants                   85.0%             85.9%
--------------------------------------------------------------------------------
% Rent from Net Leases                          82.8%             89.0%
--------------------------------------------------------------------------------
Lease Expirations (within 1 year)               4.0%               2.2%
--------------------------------------------------------------------------------
Average Remaining Lease Term (years)            13.6               14.5
--------------------------------------------------------------------------------

Branch   occupancy   declined  2.7%  this  quarter  over  the  previous  quarter principally reflecting the impact of the Regions and Citizens bank branch acquisitions closed in June 2005.


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

"Second quarter new leasing activity was consistent with our forecast, and maintains the momentum established in the first quarter," said Glenn Blumenthal, executive vice president and chief operating officer.

For the six months ended June 30, 2005, the Company's three largest tenants were Bank of America, N.A., State Street Corporation, Wachovia Bank, N.A., representing 34.1%, 20.2% and 15.8% of actual rental revenue, respectively. The Company's three largest tenants (or their corporate guarantors, as applicable) have credit ratings of "AA", "AA-" and "AA-", respectively, as reported by Standard & Poor's.

Balance Sheet

On May 4, 2005, AFR priced an underwritten public offering of 16,750,000 common shares of beneficial interest. The offering closed on May 9, 2005. The aggregate net proceeds from this offering (after underwriting discounts and commissions and other offering costs) were approximately $242.6 million. In the second and subsequent quarters, the Company used, and will continue to use the aggregate net proceeds to acquire additional properties, as described in the prospectus relating to the offering, and for general corporate purposes.

During the quarter the Company assumed financings on two acquisitions. On April 8, AFR assumed $19.0 million in financing on its San Francisco, California acquisition, at an interest rate of 8.3%, which matures in June 2031, but is eligible for repayment on and after June 2006. On April 20, the Company assumed financing of $42.9 million on its newly acquired Philadelphia property, at a fixed interest rate of 6.17% and with a maturity date of February 2013. Including financing on these transactions, approximately 98% of the Company's outstanding debt currently bears interest at a fixed rate.

As of June 30, 2005, the Company had total indebtedness of approximately $2.9 billion, with a weighted average remaining term of 12.6 years and a weighted average interest rate (including amortized hedging costs) of 5.61%. This weighted average interest rate includes conversion of two previously floating rate financings to fixed rates during the second quarter of 2005.

As of June 30, 2005, the Company had a ratio of total debt to enterprise value (debt and equity market capitalization) of approximately 58.5%, and a ratio of debt to total real estate investments and real estate intangibles (at cost) of approximately 70.2%.

Second Quarter Dividend

On July 15, 2005, the Company paid a quarterly dividend of $0.27 per share to shareholders of record on July 4, 2005. At the same time, the Company's Operating Partnership paid a distribution of $0.27 per unit to OP unitholders.

Conference Call

Management will conduct a conference call and audio webcast at 1:00 p.m. ET on July 28, 2005 to review the Company's quarterly results. The conference call dial-in number is 303-262-2175. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com.


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

Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through August 4, 2005 by dialing 303-590-3000, passcode 11035660. An online archive of the webcast will be available through August 27, 2005 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of the Company's business model, and that gains and losses from dispositions demonstrate (in part) the Company's execution of its business model. FFO is a non-GAAP financial measure commonly used in the REIT industry, and therefore this measure may be useful in comparing the Company's performance with that of other REITs. However, the Company's definition of FFO differs from NAREIT FFO (which is also disclosed by the Company) and investors should take definitional differences into account when comparing FFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of FFO). Additionally, FFO and FFO per share should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The Company's definition of AFFO differs from that of other equity REITs and investors should take definitional differences into account when comparing AFFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of AFFO).

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.


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

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company's control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company's ability to maintain and increase occupancy; the Company's ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company's ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Financial Statements

The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their SAS 100 review. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.


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

                         AMERICAN FINANCIAL REALTY TRUST

                           CONSOLIDATED BALANCE SHEETS
                       June 30, 2005 and December 31, 2004
            (Unaudited in thousands, except share and per share data)

                                                                                                    June 30,       December 31,
                                                                                                      2005             2004
                                                                                                  -----------      ------------
Assets:
Real estate investments, at cost:
Land                                                                                              $   462,433      $   415,852
Buildings and improvements                                                                           2,550,63        2,280,971
Equipment and fixtures                                                                                391,300          352,737
Leasehold interests                                                                                     4,830            4,972
                                                                                                  -----------      -----------

Total real estate investments, at cost                                                               3,409,19        3,054,532
Less accumulated depreciation                                                                        (210,799)        (147,478)
                                                                                                  -----------      -----------

Total real estate investments, net                                                                   3,198,39        2,907,054
Cash and cash equivalents                                                                             133,852          110,607
Restricted cash                                                                                        80,554           59,905
Marketable investments and accrued interest                                                             4,124           24,272
Tenant and other receivables, net                                                                      51,825           34,667
Prepaid expenses and other assets                                                                      40,055           65,551
Assets held for sale                                                                                   49,565          101,827
Intangible assets, net of accumulated amortization of $44,686 and $25,749                             650,194          590,341
Deferred costs, net of accumulated amortization of $10,768 and $7,637                                  66,078           57,623
                                                                                                  -----------      -----------
Total assets                                                                                       $ 4,274,64      $ 3,951,847
                                                                                                  -----------      -----------

Liabilities and Shareholders' Equity:
Mortgage notes payable                                                                             $ 2,416,57      $ 2,008,554
Credit facilities                                                                                        --            270,000
Convertible notes, net                                                                                446,030          445,926
Fair value of derivative instruments                                                                    1,233             --
Accounts payable                                                                                        2,424            4,947
Accrued interest expense                                                                               22,790           24,510
Accrued expenses and other liabilities                                                                 55,012           60,098
Dividends and distributions payable                                                                    35,612           29,805
Below-market lease liabilities, net of accumulated amortization of $6,083 and $3,396                   68,611           59,232
Deferred revenue                                                                                      155,942          105,745
Liabilities related to assets held for sale                                                             1,685            7,972
                                                                                                  -----------      -----------
Total liabilities                                                                                    3,205,90        3,016,789
                                                                                                  -----------      -----------

Minority interest                                                                                      58,858           65,099
Shareholders' equity:
Preferred shares, 100,000,000 shares authorized at $0.001 per share, no shares issued and
   outstanding at June 30, 2005 and December 31, 2004                                                    --               --
Common shares, 500,000,000 shares authorized at $0.001 per share, 128,507,124 and 111,001,935
   issued and  outstanding at June 30, 2005 and December 31, 2004                                         128              111
Capital contributed in excess of par                                                                 1,383,57        1,130,034
Deferred compensation                                                                                 (17,964)         (16,518)
Accumulated deficit                                                                                  (341,485)        (229,380)
Accumulated other comprehensive loss                                                                  (14,370)         (14,288)
                                                                                                  -----------      -----------

Total shareholders' equity                                                                           1,009,87          869,959
                                                                                                  -----------      -----------

Total liabilities and shareholders' equity                                                         $ 4,274,64      $ 3,951,847
                                                                                                   ==========      ===========

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                Three and Six Months Ended June 30, 2005 and 2004
               (Unaudited and in thousands, except per share data)

                                                                                  Three Months Ended           Six Months Ended
                                                                                       June 30,                    June 30,
                                                                                 ---------------------      ----------------------
Revenues:                                                                          2005          2004         2005         2004
                                                                                 --------      -------      --------      --------

Rental income                                                                    $ 86,372      $53,874      $166,500      $ 99,359
Operating expense reimbursements                                                   45,042       16,211        90,132        32,356
Interest and other income, net                                                      1,810        1,009         2,474         1,856
                                                                                 --------      -------      --------      --------

Total revenues                                                                    133,224       71,094       259,106       133,571
                                                                                 --------      -------      --------      --------

Expenses:
Property operating expenses                                                        65,561       27,574       130,816        50,554
Marketing, general and administrative                                               8,395        7,628        16,750        14,786
Broken deal costs                                                                     192         --             940          --
Outperformance plan--cash component                                                  --            (83)         --            --
Outperformance plan--contingent restricted share component                           --         (4,263)         --          (4,474)
Severance and related accelerated amortization of deferred compensation             4,503         --           4,503         1,857
Interest expense on mortgages and other debt                                       39,334       17,929        75,671        33,760
Depreciation and amortization                                                      42,305       25,167        81,993        45,071
                                                                                 --------      -------      --------      --------

Total expenses                                                                    160,290       73,952       310,673       141,554
                                                                                 --------      -------      --------      --------

Loss before net loss on investments, minority interest and discontinued
operations                                                                        (27,066)      (2,858)      (51,567)       (7,983)
Net loss on investments                                                              (530)        (214)         (530)         (402)
                                                                                 --------      -------      --------      --------

Loss from continuing operations before minority interest                          (27,596)      (3,072)      (52,097)       (8,385)
Minority interest                                                                   1,324          265         2,627           502
                                                                                 --------      -------      --------      --------

Loss from continuing operations                                                   (26,272)      (2,807)      (49,470)       (7,883)
                                                                                 --------      -------      --------      --------

Discontinued operations:
Loss from operations, net of minority interest of $15, $100, $63 and $76
   for the three and six months ended June 30, 2005 and 2004, respectively           (568)      (1,710)       (2,369)       (1,302)
Yield maintenance fees, net of minority interest of $3, $173, $3 and $173
 for the three and six months ended June 30, 2005 and 2004                           (120)      (2,937)         (120)       (2,937)
Net gains on disposals, net of minority interest of $48, $339, $123 and $363 for the three and six months ended June 30, 2005 and 2004, respectively;
   net of income taxes                                                              1,809        5,765         4,667         6,178
                                                                                 --------      -------      --------      --------

Income from discontinued operations                                                 1,121        1,118         2,178         1,939
                                                                                 --------      -------      --------      --------

Net loss                                                                         $(25,151)     $(1,689)     $(47,292)     $ (5,944)
                                                                                 --------      -------      --------      --------

Basic and diluted income (loss) per share:
From continuing operations                                                       $  (0.22)     $ (0.03)     $  (0.44)     $  (0.08)
From discontinued operations                                                         0.01         0.01          0.02          0.02
                                                                                 --------      -------      --------      --------

Total basic and diluted loss per share                                           $  (0.21)     $ (0.02)     $  (0.42)     $  (0.06)
                                                                                 --------      -------      --------      --------

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (unaudited, in thousands except per share data):

                                                                                Three Months Ended           Six Months Ended
                                                                                     June 30,                    June 30,
                                                                              ----------------------      ----------------------
                                                                                2005          2004          2005          2004
                                                                              --------      --------      --------      --------
Funds from operations (NAREIT defined):
     Net loss                                                                 $(25,151)     $ (1,689)     $(47,292)     $ (5,944)
     Add:
          Minority interest - Operating Partnership                               (695)         (107)       (1,402)         (263)
          Depreciation and amortization                                         40,083        25,570        77,607        46,009
          Amortization of fair market rental adjustment, net                      --             217          --             467
     Less:
          Non-real estate depreciation and amortization                           (338)         (162)         (626)         (303)
          Amortization of fair market rental adjustment, net                    (1,047)         --          (1,018)         --
          Net gains from disposals, net of income taxes                         (1,979)       (6,104)       (4,912)       (6,541)
                                                                              --------      --------      --------      --------

     Funds from operations (NAREIT defined)                                   $ 10,873      $ 17,725      $ 22,357      $ 33,425
                                                                              --------      --------      --------      --------

     Funds from operations - diluted per share                                $  0.088      $  0.154      $  0.187      $  0.290
                                                                              --------      --------      --------      --------
---------------------------------------------------------------------------------------------------------------------------------

Funds from operations (AFR defined):
     Funds from operations (NAREIT defined)                                   $ 10,873      $ 17,725      $ 22,357      $ 33,425
     Add:
          Net gains from disposals, net of income taxes                          1,979         6,104         4,912         6,541
                                                                              --------      --------      --------      --------

     Funds from operations (AFR defined)                                      $ 12,852      $ 23,829      $ 27,269      $ 39,966
                                                                              --------      --------      --------      --------

     Funds from operations - diluted per share                                $  0.104         0.206      $  0.228         0.347
                                                                              --------      --------      --------      --------
---------------------------------------------------------------------------------------------------------------------------------

Adjusted funds from operations:
     Funds from operations (AFR defined)                                      $ 12,852      $ 23,829      $ 27,269      $ 39,966
     Add:
          Non-real estate depreciation and amortization                            338           162           626           303
          Reverse straightline rental income                                    11,810         6,307        23,869        12,726
          Amortization of deferred compensation                                  2,788         2,358         5,550         4,612
          Amortization of deferred costs and interest rate cap adjustment        1,532           925         3,687         1,746
          Straightline fee income                                                  949         3,986         1,798         3,986
          Accelerated amortization of deferred compensation - severance          3,026          --           3,026         1,857
     Less:
          Straightline rental income                                            (2,240)       (1,098)       (4,586)       (2,140)
          Tenant improvements and leasing commissions                             --            (272)         --            (381)
          Amortization of tenant improvements and leasing commissions             (556)         --          (1,000)         --
          OPP accrual - contingent restricted share component                     --          (4,263)         --          (4,474)
                                                                              --------      --------      --------      --------

     Adjusted funds from operations                                           $ 30,499        31,934      $ 60,239        58,201
                                                                              --------      --------      --------      --------
---------------------------------------------------------------------------------------------------------------------------------

AFFO coverage ratio:
     Quarterly dividend                                                       $ 35,612      $ 29,090      $ 66,643      $ 58,167
     AFFO / quarterly dividend                                                    0.86x         1.10x         0.90x         1.00 x